Exhibit 99.1

News Release

Contact:	Robert J. Cera
(920)-743-5551
Source:	Baylake Corp.

Baylake Corp. Reports Reduction in Non-Performing Loans

Sturgeon Bay, Wisconsin – (PR Newswire) – May 1, 2009

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.0 billion in assets, reported today that a previously impaired loan relationship in the aggregate amount of $9.7 million was partially repaid in the amount of $5.5 million plus an amount representing interest, late fees, and legal costs. This partial repayment resulted from the sale of the underlying real estate and other fixed assets which secured a portion of the loan relationship. The impairment was first identified at December 31, 2008 and a specific loan loss reserve of $4.1 million was charged against earnings in the fourth quarter of 2008 and was reflected in the Company’s allowance for loan loss balance at December 31, 2008 and March 31, 2009. In connection with the partial repayment, $2.7 million was charged off against the allowance for loan losses. The remaining impaired loan balances of $1.5 million are partially secured by inventory and accounts receivable, among other assets. The bank’s specific loan loss reserve of $1.4 million relating to these loans is believed to be adequate to cover any future losses with respect to the loan. As such, any future repayment and/or charge-off will have no effect on Baylake’s earnings.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.